UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 8, 2021
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2021, Eos Energy Enterprises, Inc. (the “Company”) appointed Jody Markopoulos, age 49, to the position of Chief Operating Officer of the Company.

Ms. Markopoulos began her career at GE Power, where she held a number of successive leadership roles deepening her supply chain expertise, power generation knowledge and operational leadership. Following a six-year run as Vice President of Sourcing, Markopoulos went on to be President & CEO of GE Intelligent Platforms, a high technology controls, automation and software company before going to GE Oil & Gas to lead the supply chain operations, and eventually serving as Chief Operations Officer for GE Oil & Gas from 2015 to 2017. Ms. Markopoulos played an instrumental role in the creation and transition of Baker Hughes from GE as part of the executive team, in her roles as Chief Supply Officer of Baker Hughes from 2017-2018 and then Chief Transition Officer from 2018 to 2020. Most recently she ran her own consulting firm since February of 2020, leveraging 27 years of operating leadership, providing advisory services to leading private equity, public and private companies. She has a Bachelor of Science degree in Engineering & Management from Clarkson University.

There are no arrangements or understandings between Ms. Markopoulos and any other persons pursuant to which she was selected as an officer, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of an Offer Letter, dated as of February 19, 2021(the “Offer Letter”), Ms. Markopoulos will receive an annual base salary equal to $400,000, subject to annual review. She will also be eligible to receive an annual performance bonus with a target annual bonus opportunity of 100% of her annual base salary, based on the Company achieving its overall revenue goals and Ms. Markopoulos achieving her individual performance objectives, in each case, as established by the board of directors of the Company (the “Board”). The rights and obligations set forth in the Offer Letter became effective upon Ms. Markopoulos’s appointment on March 8, 2021.

Subject to Board approval, Ms. Markopoulos will be eligible to receive an award of 125,000 restricted stock units (“RSUs”) under the Company’s 2020 Incentive Plan, as amended from time to time (the “Plan”), which will vest in three equal annual tranches on each of the first three anniversaries of the grant date, subject to Ms. Markopoulos’s continued employment through each applicable vesting date. Ms. Mastropoulos’s RSUs are otherwise subject to the terms of the Plan and the Company’s form RSU award agreement under the Plan.

Ms. Markopoulos will be eligible to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan sponsored by the Company for its employees. Ms. Markopoulos is entitled to paid personal time off in accordance with the Company’s paid time off policy. The Company will also reimburse Ms. Markopoulos for her reasonable business expenses pursuant to the Company’s expense policy.

Ms. Markopoulos’s employment is at will and may be terminated with or without cause upon 30 days’ prior written notice. In the event that Ms. Markopoulos’s employment is terminated by the Company without Cause (as defined in the Markopoulos Agreement), she will be entitled to receive, in addition to her accrued rights and subject to an execution of a release of claims against the Company, continued payment of her annual base salary for six months. In addition, in the event the Company successfully completes a Change in Control (as defined in the Offer Letter) and the acquirer in such Change in Control does not elect to continue Ms. Markopoulos’s employment with the acquirer, Ms. Markopoulos shall be entitled to receive, in addition to her accrued rights and subject to an execution of a release of claims against the Company, continued payment of her annual base salary for six months plus, to the extent any portion of her RSUs are then-unvested, full accelerated vesting of such RSUs.

Ms. Markopoulos is subject to indefinite confidentiality and non-disparagement covenants as well as non-competition and non-solicitation covenants during employment and for twelve months after any termination of employment.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Offer Letter, which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 10, 2022 the Board of Directors (the “Board”) of the Company approved an amendment to the Company’s Code of Business Conduct and Ethics (the “Code”) to expand the definitions of “related persons” and “material customers,” and to implement certain technical and administrative amendments.

The foregoing description of the amendment to the Code is qualified in its entirety by reference to the full text of the Code, which is available for review or download in the Governance section of the Company’s investor website, www.investors.eose.com.
Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit Number	Description of Document

10.1	Offer Letter, dated February 19, 2021 by and between the Company and Jody Markopoulos.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: March 12, 2021	By:	/s/ Sagar Kurada
		Name:	Sagar Kurada
		Title:	Chief Financial Officer